EXHIBIT (11)

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                     NALCO CHEMICAL COMPANY AND SUBSIDIARIES



                                                                  Three Months Ended              Nine Months Ended
(Amounts in thousands,                                                  September 30                    September 30
except per share data)                                            1996            1995            1996             1995
                                                                   ------        ------           ------           -----


Primary

Average shares outstanding                                       67,393          67,409            67,318          67,596

Net effect of dilutive stock options and shares  contingently issuable-based on
the treasury stock method using
average market price                                                271             418               283             456
                                                                -------         -------           -------         -------


TOTALS                                                           67,664          67,827            67,601          68,052
                                                                =======         =======           =======         =======

Earnings from continuing operations                            $ 40,990        $ 35,432          $105,468        $100,729
Earnings discontinued operations,
net of income taxes                                               1,550           5,046             5,829          14,692
                                                               --------        --------          --------        --------

Net earnings                                                     42,540          40,478           111,297         115,421

Preferred stock dividends,
net of taxes                                                     (2,840)         (2,797)           (8,537)         (8,417)
                                                               --------        --------          --------        --------

Net earnings to
common shareholders                                            $ 39,700        $ 37,681          $102,760        $107,004
                                                               ========        ========          ========        ========

Per share amounts
Earnings from continuing operations                             $  0.56         $  0.48           $  1.43         $  1.35
Earnings from discontinued operations,
net of taxes                                                       0.03            0.08              0.09            0.22
                                                                -------         -------           -------         -------

Net earnings to common shareholders                             $  0.59         $  0.56           $  1.52         $  1.57
                                                                =======         =======           =======         =======


